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                                                          EXHIBIT 11.1

                  STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES
                  COMPUTATIONS OF NET INCOME PER COMMON SHARE
                                  (UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                      THREE MONTHS ENDED
                                                           MARCH 31,
                                                        1995      1996
                                                      --------  ---------
Primary and fully diluted:

  Weighted average shares outstanding...............     9,389     9,451
  Assumed exercise of Series A and B stock options
    (Treasury stock method).........................       220        --
                                                        ------   -------

Total common share equivalents......................     9,609     9,451
                                                        ======   =======

Net income (loss)...................................     1,448    (1,085)
                                                        ======   =======

Per share amounts  -- Primary and fully diluted:

Net income (loss)...................................    $ 0.15   $ (0.11)
                                                        ======   =======

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